EXHIBIT 99.1

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net

HAIGHTS CROSS COMMUNICATIONS REPORTS
THIRD QUARTER 2004 RESULTS

Investor and Analyst Conference Call Scheduled for
Tuesday, November 9, 2004, at 4:00 PM (ET)

White Plains, NY, November 9, 2004 – Haights Cross Communications, Inc. (HCC) today reported results for the third quarter ended September 30, 2004. All reported financial information in this press release relates to continuing operations, including the results of Buckle Down Publishing reported within HCC’s Triumph Learning segment prospectively from the acquisition date of April 15, 2004.

Results for the Third Quarter 2004

Revenue for the third quarter 2004 was $48.7 million, which reflects an increase of $6.6 million, or 15.8%, from revenue of $42.1 million for the third quarter 2003. This increase included $3.4 million of revenue from the April 15, 2004 Buckle Down acquisition. Without this acquisition, revenue increased $3.2 million, or 7.7%.

Revenue for the Education Publishing Group increased $5.5 million, or 23.2%, to $29.5 million for the third quarter 2004 from $23.9 million for the third quarter 2003. Excluding the Buckle Down acquisition, revenue increased $2.1 million, or 9.0%, for the quarter. In the quarter, benefiting from “Reading First” Federal funds and district-level sales, Sundance/Newbridge reported a slight increase in revenue as compared to the third quarter 2003 which included a $2.9 million sale to Cobb County, GA. Triumph Learning’s revenue increased $3.8 million, or 59.4%, for the quarter over the comparable period of the prior year, including $3.4 million from Buckle Down as well as continued strong sales of state-specific test prep products. Excluding Buckle Down revenue, Triumph revenue increased $0.4 million, or 5.8%, for the third quarter 2004, which was affected by the numerous hurricanes experienced in the Florida market. Revenue for Oakstone increased $1.7 million for the third quarter 2004, to $5.6 million, from $3.9 million from the third quarter 2003, reflecting large shipments in the quarter of Oakstone’s largest product, MKSAP.

Revenue for the Library Publishing Group increased $1.1 million, or 6.0%, to $19.3 million for the third quarter 2004, from $18.2 million for the third quarter 2003. Revenue for Recorded Books increased $1.7 million, or 11.2%, in the third quarter 2004, reflecting growth in the library, retail, consumer, and school channels. Revenue for Chelsea House declined $0.6 million in the third quarter 2004, or 21.2%, from the same period in 2003.

Income from operations for the third quarter 2004 increased $1.4 million, or 15.5%, to $10.8 million from $9.3 million for the third quarter 2003. The third quarter 2004 reflects a $0.3 million increase in amortization of pre-publication costs, and a $0.4 million increase in amortization of intangibles due to the April 15, 2004 Buckle Down acquisition.

EBITDA, defined as earnings before interest, taxes, depreciation, and amortization, increased by $2.2 million, or 17.7%, to $14.3 million for the third quarter 2004 from $12.2 million for the third quarter 2003, due primarily to the revenue increase in the quarter, partially offset by operating investments in sales and marketing.

Adjusted EBITDA, defined as EBITDA excluding restructuring and restructuring related charges, increased $1.5 million, or 11.8%, to $14.5 million for the third quarter 2004 from $13.0 million for the third quarter 2003.

Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the third quarter 2004, HCC invested $3.9 million in pre-publication costs, compared to $3.3 million during the third quarter 2003. HCC plans expenditures of approximately $15.0 million for pre-publication costs in 2004. This level of spending is based on furthering our core successful products and the development of new products.

Capital expenditures — property and equipment relate to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the third quarter 2004, HCC invested $0.9 million in property and equipment, compared to $0.5 million during the third quarter 2003. HCC plans expenditures of approximately $3.5 million for property and equipment in 2004.

Results for the Nine Months ended September 30, 2004

Revenue for the nine months ended September 30, 2004 was $139.2 million, which reflected an increase of $14.9 million, or 11.9%, from revenue of $124.3 million for the nine months ended September 30, 2003. This increase included $5.2 million of revenue from the April 15, 2004 acquisition of Buckle Down. Excluding the Buckle Down acquisition, revenue increased by $9.6 million, or 7.8%.

Revenue for the Education Publishing Group increased $12.1 million, or 17.7%, to $80.0 million for the nine months ended September 30, 2004, from $68.0 million for the nine months ended September 30, 2003. Without the $5.2 million revenue impact of the

Buckle Down acquisition, revenue increased by $6.8 million, or 10.1%. Sundance/Newbridge’s revenue increased $2.8 million, reflecting growth in the new Reading Powerworks series introduced in the fourth quarter of 2003 and sales relating to “Reading First” Federal funds. Triumph Learning’s revenue for the nine months ended September 30, 2004 increased $7.4 million, or 41.1%, compared to the same period last year. Excluding the Buckle Down acquisition, Triumph Learning’s revenue increased $2.2 million, or 12.2%, reflecting strong demand for test prep products across numerous states. Oakstone’s revenue for the nine months ended September 30, 2004 of $14.0 million increased $1.8 million as compared to the same period for 2003, reflecting MKSAP shipments with no counterpart in 2003 as well as growth in subscription and non-subscription products.

Revenue for the Library Publishing Group increased $2.8 million, or 5.0%, to $59.1 million for the nine months ended September 30, 2004 from $56.3 million for the nine months ended September 30, 2003. Revenue for Recorded Books increased $4.3 million, or 9.3%, for the nine months ended September 30, 2004 compared to the same period last year, reflecting growth in the library, school, retail, and consumer channels. Revenue for Chelsea House for the nine months ended September 30, 2004 declined $1.5 million, or 14.8%, from the same nine month period in the prior year.

Income from operations for the nine months ended September 30, 2004 increased $0.4 million, or 1.7%, to $26.6 million from $26.2 million for the nine months ended September 30, 2003, reflecting revenue growth partially offset by the second quarter 2004 non-cash, non-recurring $2.1 million inventory obsolescence charge and $0.4 million write-down of pre-publication costs at Chelsea House. The nine months ended September 30, 2004 also reflects a $2.0 million increase in the amortization of pre-publication costs (inclusive of the $0.4 million Chelsea House charge), and a $0.7 million increase in amortization of intangibles due to the April 15, 2004 Buckle Down acquisition.

EBITDA, defined as earnings before interest, taxes, depreciation, and amortization, increased $3.3 million, or 9.7%, to $37.4 million for the nine months ended September 30, 2004, from $34.1 million for the nine months ended September 30, 2003, due primarily to the increase in revenue for the period, partially offset by operating investments in sales and marketing and the $2.1 million Chelsea House inventory obsolescence charge.

Adjusted EBITDA, defined as EBITDA excluding restructuring and restructuring related charges and the $2.1 million Chelsea House inventory obsolescence charge, increased $3.8 million, or 10.3%, to $40.8 million for the nine months ended September 30, 2004 from $37.0 million for the nine months ended September 30, 2003.

Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “Haights Cross achieved excellent overall results in the third quarter, continuing its strong momentum through the first nine months of 2004. Assuming a continuing economic recovery, which will gradually mitigate financial pressures experienced by so many school districts, we see a more robust school market moving into 2005.”

Paul J. Crecca, HCC’s Executive Vice President and Chief Financial Officer, added: “Our businesses performed very well in the quarter on the strength of our targeted, high-quality products and ability of our businesses to meet the ever-changing customer demands.”

Investor Conference Call
 HCC’s conference call for investors, analysts, and the media will be held on November 9, 2004, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 888-273-9887 (USA) or 612-332-0634 (International).

Digitized replay of the conference call will be available from November 9, 2004, starting at 9:15 PM (ET) ending on November 23, 2004 at 11:59 PM (ET). To listen to the replay, please call 800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 751123.

Haights Cross Communications Operating Unit Highlights
Third Quarter 2004

Sundance/Newbridge:
 In the third quarter, Sundance/Newbridge released 168 new titles: Newbridge introduced its new “Read to Learn” social studies series (54 titles), which combines reading and writing strategies with standards-based social studies content for grades 3-5, along with new accompanying independent readers (36 titles). Newbridge’s “Discovery Links Fluent Plus” was awarded a Learning Magazine’s coveted Teacher’s Choice Award. Sundance introduced six new thematic sets (52 titles) for its “Reading Power Works,” which has been well received by the market; and expanded its best-selling “Second Chance Reading” series (26 new titles) for reluctant readers, including two new lines, “That’s Wild” and “Treasure Trackers.”

Triumph Learning:
 Triumph Learning’s integration of Buckle Down Publishing gained momentum in the third quarter. Linda Hein was appointed President. Triumph completed COACH™ product offerings for entry into the Alabama and Arizona markets, launches that will be completed in the fourth quarter. The unit also expanded the COACH™ line by introducing its new Tutor Reading™ series designed to remediate at lower grade levels and support “Reading First” initiatives.

Oakstone Publishing:
 Oakstone Medical Publishing reported strong growth in subscription sales of its well-established Practical Reviews product line, which provides continuing education credits to doctors in 30 medical and dental specialties; and in its new Osler on Audio board review programs. Oakstone Wellness Publishing launched six colorful 16-page Best of Wellness booklets, which are sold in bulk to companies which then distribute them to employees. New titles are Back Health, Managing Your Weight, Mind and Body, Men’s Health, Women’s Health, and Safety On and Off the Job. The unit also published the Spanish edition of its 2005 “Year of Good Health” wall calendar.

Recorded Books:
 Recorded Books launched Evergreen, a new imprint focused on the needs of libraries to make top contemporary audio books available on CD for the first time. Notable titles released into the retail channel include “The Sunday Philosophy Club,” the first of the new Alexander McCall Smith series; and “His Excellency: George Washington” by Joseph Ellis. Recorded Books Unlimited, a consumer program allowing customers to rent as many audio books as they choose for a monthly fee, doubled its membership. RB Large Print added several award winning titles, including “The Curious Incident of the Dog in the Night Time” by Mark Haddon and “The Great Fire” by Shirley Hazzard.

Chelsea House:
 Chelsea House introduced its 2004 Fall list comprised of 111 new titles, including: “Black Americans of Achievement, Legacy Edition” (12 titles), features extensively updated and re-released biographies of this best-selling, award-winning series. Featured cultural and political figures are Muhammad Ali, Thurgood Marshall, Colin Powell, and Sojourner Truth. Chelsea House also published 21 new literary criticism titles by Harold Bloom, renowned Sterling Professor of the Humanities at Yale University. With the Marketing Department restaffing now complete, all marketing activities are now based in the Northborough, MA facility.

Haights Cross Communications, Inc.
Condensed Consolidated Financial Information – Unaudited
Dollars in thousands

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sundance/Newbridge	$13,730	$13,661	$40,642	$37,808
Triumph Learning	10,078	6,321	25,449	18,036
Oakstone	5,644	3,933	13,952	12,144

Education Publishing Group	29,452	23,915	80,043	67,988
Recorded Books	16,955	15,241	50,513	46,224
Chelsea House	2,306	2,926	8,613	10,105

Library Publishing Group	19,261	18,167	59,126	56,329

Total Revenue	$48,713	$42,082	$139,169	$124,317
Operating Expenses	37,947	32,760	112,558	98,153

Income From Operations	10,766	9,322	26,611	26,164
Net Income/(Loss)	$(1,954)	$(8,643)	$(10,478)	$(2,809)

Other Financial Data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
EBITDA by Segment:
Sundance/Newbridge	$4,666	$5,016	$14,526	$13,478
Triumph Learning	3,974	2,215	9,570	5,292
Oakstone	1,863	604	3,193	2,489

Education Publishing Group	10,503	7,835	27,289	21,259
Recorded Books	5,018	5,094	14,394	13,930
Chelsea House	564	220	(248)	2,244

Library Publishing Group	5,582	5,314	14,146	16,174

Corporate	(1,760)	(981)	(4,059)	(3,364)

EBITDA	$14,325	$12,168	$37,376	$34,069
Adjusted EBITDA	$14,498	$12,967	$40,806	$36,984

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net Income/(Loss)	$(1,954)	$(8,643)	$(10,478)	$(2,809)
Net Loss/ (Income) from Discontinued Operations	—	(184)	—	973
Interest Expense and Other (a)	12,720	18,149	37,089	28,000

Income From Operations	10,766	9,322	26,611	26,164
Amortization of Pre-publication Costs	2,549	2,235	8,222	6,253
Depreciation and Amortization	1,010	611	2,543	1,652

EBITDA	$14,325	$12,168	$37,376	$34,069
Restructuring and Restructuring Related Charges	173	799	1,335	2,915
Chelsea House Non-recurring, Non-cash Inventory Charge	—	—	2,095	—

Adjusted EBITDA	$14,498	$12,967	$40,806	$36,984

Other Data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Capital Expenditures – Product Development Costs (Pre-publication Costs)	$3,893	$3,273	$10,456	$10,013
Capital Expenditures – Property and Equipment	$940	$515	$2,419	$2,355

Selected Balance Sheet Data:

	As of September 30,
	2004	2003
Cash and Cash Equivalents	$57,897	$28,536
Working Capital	$82,019	$42,650
Long Term Debt (b)	$426,897	$239,000

(a) Interest expense and other for the three and nine months ended September 30, 2003 includes $9.2 million of redemption premiums and $3.2 million of write-off of unamortized deferred financing costs. Without the effect of these items, the increase in interest expense is related to the adoption of SFAS No. 150 as of January 1, 2004 which required our Series B Senior preferred stock to be treated as debt and the related dividends and accretion to be included in interest expense and the issuance of the 121/2% senior discount notes in February 2004.

(b) This increase is related to the adoption of SFAS No. 150 as of January 1, 2004 which required our Series B Senior preferred stock to be treated as debt and the related dividends and accretion to be included in interest expense and the issuance of the 121/2% senior discount notes in February 2004.

About Haights Cross Communications:

Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school library publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Oakstone Publishing (Birmingham, AL), Recorded Books (Prince Frederick, MD), and Chelsea House Publishers (Northborough, MA). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.